Exhibit 99.1

3756 Central Avenue Riverside, CA 92506 (951) 686-6060	NEWS RELEASE

PROVIDENT FINANCIAL HOLDINGS REPORTS
SECOND QUARTER FISCAL 2015 EARNINGS

SECOND QUARTER HIGHLIGHTS INCLUDE:

Net Income Rises 45% to $2.3 Million compared to Same Quarter Last Year

Diluted Earnings per Share Increases by 56% compared to Same Quarter Last Year

Net Interest Margin Expands 27 Basis Points compared to Same Quarter Last Year

Loans Held for Investment Increase by 3% since June 30, 2014

Non-Performing Assets Decline 21% to $14.6 Million since June 30, 2014

Net Charge-Offs Change to Net Recoveries for the Quarter

Repurchased 156,916 Shares of Common Stock during the Current Quarter

Riverside, Calif. – January 26, 2015 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced second quarter earnings for the fiscal year ending June 30, 2015.
            For the quarter ended December 31, 2014, the Company reported net income of $2.33 million, or $0.25 per diluted share (on 9.24 million average diluted shares outstanding), compared to net income of $1.60 million, or $0.16 per diluted share (on 10.27 million average diluted shares outstanding), in the comparable period a year ago.  The increase in net income for the second quarter of fiscal 2015 was primarily attributable to a $2.31 million, or 40 percent, increase in the gain on sale of loans; partly offset by a $1.04 million, or 12 percent, increase in salaries and employee benefits expense, a decrease of $544,000, or 61 percent, in the recovery from the allowance for loan losses and an increase of $498,000, or 41 percent, in the provision for income taxes, compared to the same period one year ago.
“We continue to see improved operating fundamentals.  The balance of loans held for investment continues to grow, the net interest margin is expanding, the gain on sale of loans from mortgage banking has increased and operating expenses were stable for the first six months of this fiscal year compared to the same period last year,” said Craig G. Blunden, Chairman and Chief Executive Officer of the Company.  “We are pleased with our financial results but we are not satisfied.  We will continue to refine our business model to capitalize on improving economic conditions.”
As of December 31, 2014, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage, Tier 1 Risk-Based and Total Risk-Based capital ratios of 10.70 percent, 15.15 percent and 16.26 percent, respectively.  As of June 30, 2014, these ratios were 12.53 percent, 18.72 percent and 19.98 percent, respectively.  The ratios declined primarily as a result of the $25.0 million cash dividend paid by the Bank to the Company in September 2014.
Return on average assets for the second quarter of fiscal 2015 increased to 0.84 percent from 0.56 percent for the same period of fiscal 2014 and return on average stockholders’ equity for the second quarter of fiscal 2015 increased to 6.42 percent from 4.13 percent for the comparable period of fiscal 2014.

On a sequential quarter basis, the second quarter of fiscal 2015 net income reflects a $62,000, or three percent, decrease from net income of $2.39 million in the first quarter of fiscal 2015.  The decrease in net income in the second quarter of fiscal 2015 compared to the first quarter of fiscal 2015 was primarily attributable to a decrease of $464,000 in the recovery from the allowance for loan losses and an increase of $369,000 in salaries and employee benefits expense, partly offset by an increase of $390,000 in the gain on sale of loans.  Diluted earnings per share for the second quarter of fiscal 2015 were unchanged at $0.25 per share as compared to the first quarter of fiscal 2015 results.  Return on average assets decreased slightly to 0.84 percent for the second quarter of fiscal 2015 from 0.86 percent in the first quarter of fiscal 2015; and return on average stockholders’ equity for the second quarter of fiscal 2015 was 6.42 percent, compared to 6.59 percent for the first quarter of fiscal 2015.
For the six months ended December 31, 2014, net income increased $1.60 million, or 51 percent, to $4.72 million from $3.12 million in the comparable period ended December 31, 2013; and diluted earnings per share for the six months ended December 31, 2014 increased $0.20, or 67 percent, to $0.50 from $0.30 for the comparable six month period last year.
Net interest income increased $455,000, or six percent, to $8.11 million in the second quarter of fiscal 2015 from $7.66 million for the same quarter of fiscal 2014, attributable to a 27 basis point increase in the net interest margin, partly offset by a $39.7 million, or four percent decrease in average interest-earning assets, primarily due to the decline in interest-earning deposits.  Non-interest income increased $2.36 million, or 33 percent, to $9.50 million in the second quarter of fiscal 2015 from $7.14 million in the same quarter of fiscal 2014.  Non-interest expense increased $1.04 million, or eight percent, to $13.91 million in the second quarter of fiscal 2015 from $12.87 million in the same quarter of fiscal 2014.  The increases in non-interest income and non-interest expense relate primarily to increased mortgage banking operations.
The average balance of loans outstanding, including loans held for sale, increased by $72.6 million, or eight percent, to $934.2 million in the second quarter of fiscal 2015 from $861.6 million in the same quarter of fiscal 2014, primarily due to an increase in loans held for sale attributable to the improved mortgage banking activity and an increase in loans held for investment, primarily in multi-family and commercial real estate loans.  The average yield on loans receivable decreased by 21 basis points to 4.01 percent in the second quarter of fiscal 2015 from an average yield of 4.22 percent in the same quarter of fiscal 2014.  The decrease in the average loan yield was primarily attributable to payoffs of loans which had a higher yield than the average yield of loans held for investment, adjustable rate loans repricing to lower current market interest rates and a lower average yield on loans held for sale.  The average balance of loans held for sale in the second quarter of fiscal 2015 was $143.5 million with an average yield of 3.93 percent as compared to $112.1 million with an average yield of 4.27 percent in the same quarter of fiscal 2014.  Loans originated and purchased for investment in the second quarter of fiscal 2015 totaled $50.4 million, consisting primarily of multi-family, commercial real estate and single-family loans.  The outstanding balance of “preferred loans” (multi-family, commercial real estate, construction and commercial business loans) increased by $25.1 million, or six percent, to $426.1 million at December 31, 2014 from $401.0 million at June 30, 2014.  The percentage of preferred loans to total loans held for investment at December 31, 2014 increased to 53 percent from 51 percent at June 30, 2014.  Loan principal payments received in the second quarter of fiscal 2015 were $43.0 million, compared to $34.7 million in the same quarter of fiscal 2014.
The average balance of investment securities decreased by $1.9 million, or 10 percent, to $16.3 million in the second quarter of fiscal 2015 from $18.2 million in the same quarter of fiscal 2014.  The decrease was attributable to principal payments received on mortgage-backed securities during the last 12 months, partly offset by an $800,000 investment in short-term time deposits at four minority-owned financial institutions in June 2014 and a $250,000 investment in the common stock of a community development financial institution in July 2014 to help fulfill the Company’s Community Reinvestment Act obligation.  The average yield on investment securities decreased 13 basis points to 1.76 percent in the second quarter of fiscal 2015 from 1.89 percent for the same quarter of fiscal 2014.  The decline in the average yield was primarily attributable to the downward repricing of adjustable rate mortgage-backed securities and the placement of the short-term time deposits referred to above at an average yield of 0.50 percent.
In the second quarter of fiscal 2015, the Federal Home Loan Bank (“FHLB”) – San Francisco announced a $132,000 cash dividend, which the Bank received in November 2014.  This compares to the same quarter last year when the Bank received a $204,000 cash dividend.
The average balance of the Company’s interest-earning deposits, primarily cash with the Federal Reserve Bank of San Francisco, decreased $105.4 million, or 47 percent, to $119.5 million in the second quarter of fiscal 2015 from $224.9 million in the same quarter of fiscal 2014.  The Bank maintains high levels of cash and cash equivalents in response to the uncertain interest rate environment and uses its available liquidity to fund its mortgage banking operations, to fund new loans held for investment, and to pay off borrowings as they mature.  The average yield earned on interest-earning deposits was 0.25 percent in both the second quarters of fiscal 2015 and 2014 and lower than the yield that could have been earned if the excess liquidity was deployed in loans or investment securities.
Average deposits decreased $17.1 million, or two percent, to $908.1 million in the second quarter of fiscal 2015 from $925.2 million in the same quarter of fiscal 2014.  The average cost of deposits decreased by eight basis points to 0.53 percent in the second quarter of fiscal 2015 from 0.61 percent in the same quarter last year, primarily due to higher cost time deposits repricing to lower current market interest rates and a lower percentage of time deposits to the total deposit balance.  Transaction account balances or “core deposits” increased $20.5 million, or four percent, to $547.5 million at December 31, 2014 from $527.0 million at June 30, 2014, while time deposits decreased $12.9 million, or three percent, to $358.0 million at December 31, 2014 from $370.9 million at June 30, 2014, consistent with the Bank’s strategy to decrease the percentage of time deposits in its deposit base and to increase the percentage of lower cost checking and savings accounts.
The average balance of borrowings, which consisted of FHLB – San Francisco advances, decreased $14.4 million, or 26 percent, to $41.4 million and the average cost of advances increased 10 basis points to 3.22 percent in the second quarter of fiscal 2015, compared to an average balance of $55.8 million and an average cost of 3.12 percent in the same quarter of fiscal 2014.  The decrease in borrowings was primarily attributable to scheduled maturities.
The net interest margin during the second quarter of fiscal 2015 increased 27 basis points to 3.01 percent from 2.74 percent in the same quarter last year.  The increase was primarily due to the deployment of excess liquidity into higher yielding interest-earning assets, primarily to fund increases in loans held for sale and loans held for investment.  The average yield of interest-earning assets increased 18 basis points primarily due to the higher average yield of FHLB – San Francisco stock and the lower level of excess liquidity invested at a nominal yield, partly offset by the lower average yields of loans receivable and investment securities.  The decline in the average cost of liabilities was primarily due to the downward repricing of time deposits to current market interest rates, partly offset by the increase in the average cost of borrowings as lower costing FHLB advances were repaid at maturity.
During the second quarter of fiscal 2015, the Company recorded a recovery from the allowance for loan losses of $354,000, compared to the recovery of $898,000 recorded during the same period of fiscal 2014 and the $818,000 recovery recorded in the first quarter of fiscal 2015 (sequential quarter).
Non-performing assets, with underlying collateral primarily located in Southern California, decreased to $14.6 million, or 1.32 percent of total assets, at December 31, 2014, compared to $18.4 million, or 1.66 percent of total assets, at June 30, 2014.  Non-performing loans at December 31, 2014 decreased $4.8 million or 30 percent since June 30, 2014 to $11.2 million and were primarily comprised of 30 single-family loans ($7.4 million); four multi-family loans ($2.2 million); four commercial real estate loans ($1.5 million); and two commercial business loans ($98,000).  Real estate owned acquired in the settlement of loans at December 31, 2014 increased $1.0 million, or 40 percent, to $3.5 million (six properties) from $2.5 million (four properties) at June 30, 2014.  The real estate owned at December 31, 2014 was comprised of four single-family properties ($1.3 million), one multi-family property ($193,000) and one commercial real estate property ($2.0 million).
Net recoveries for the quarter ended December 31, 2014 were $(159,000) or (0.07) percent (annualized) of average loans receivable, compared to net charge-offs of $166,000 or 0.08 percent (annualized) of average loans receivable for the quarter ended December 31, 2013 and net charge-offs of $38,000 or 0.02 percent (annualized) of average loans receivable for the quarter ended September 30, 2014 (sequential quarter).
Classified assets at December 31, 2014 were $34.0 million, comprised of $8.3 million of loans in the special mention category, $22.2 million of loans in the substandard category and $3.5 million in real estate owned.  Classified assets at June 30, 2014 were $37.9 million, comprised of $9.4 million of loans in the special mention category, $26.0 million of loans in the substandard category and $2.5 million in real estate owned.
For the quarter ended December 31, 2014, no loans were restructured from their original terms or newly classified as a restructured loan.  As of December 31, 2014, the outstanding balance of restructured loans was $6.0 million: one loan was classified as special mention ($687,000, on accrual status); and 15 loans were classified as substandard ($5.3 million, all of which were on non-accrual status).  As of December 31, 2014, $5.3 million, or 89 percent, of restructured loans were current with respect to their modified payment terms.

The allowance for loan losses was $8.7 million at December 31, 2014, or 1.08 percent of gross loans held for investment, compared to $9.7 million at June 30, 2014, or 1.25 percent of gross loans held for investment.  Management believes that, based on currently available information, the allowance for loan losses is sufficient to absorb potential losses inherent in loans held for investment at December 31, 2014.
Non-interest income increased by $2.36 million, or 33 percent, to $9.50 million in the second quarter of fiscal 2015 from $7.14 million in the same period of fiscal 2014, primarily as a result of a $2.31 million increase in the gain on sale of loans.  On a sequential quarter basis, non-interest income increased $387,000, or four percent, primarily as a result of a $390,000, or five percent, increase in the gain on sale of loans.
The gain on sale of loans increased to $8.04 million for the quarter ended December 31, 2014 from $5.73 million in the comparable quarter last year, reflecting the impact of a higher average loan sale margin and a higher loan sale volume.  The average loan sale margin for mortgage banking was 140 basis points for the quarter ended December 31, 2014, up four basis points from 136 basis points in the comparable quarter last year; however, the average loan sale margin decreased 12 basis points during the current quarter from 152 basis points in the first quarter of fiscal 2015 (sequential quarter).  Total loan sale volume, which includes the net change in commitments to extend credit on loans to be held for sale, was $567.6 million in the quarter ended December 31, 2014, up $151.7 million, or 36 percent, from $415.9 million in the comparable quarter last year.  The gain on sale of loans includes a favorable fair-value adjustment on loans held for sale and derivative financial instruments (commitments to extend credit, commitments to sell loans, commitments to sell mortgage-backed securities, and option contracts) that amounted to a net gain of $1.60 million in the second quarter of fiscal 2015, compared to an unfavorable fair-value adjustment that amounted to a net loss of $(2.19 million) in the same period last year.
In the second quarter of fiscal 2015, a total of $565.7 million of loans were originated and purchased for sale, 25 percent higher than the $453.0 million for the same period last year, and 10 percent higher than the $513.8 million during the first quarter of fiscal 2015 (sequential quarter).  The loan origination volume has increased from the previous year because mortgage interest rates have recently declined spurring an increase in refinance activity.  Total loans sold during the quarter ended December 31, 2014 were $519.9 million, four percent higher than the $500.8 million sold during the same quarter last year, and six percent higher than the $490.4 million sold during the first quarter of fiscal 2015 (sequential quarter).  Total loan originations (including loans originated and purchased for investment and loans originated and purchased for sale) were $616.1 million in the second quarter of fiscal 2015, an increase of 24 percent from $496.1 million in the same quarter of fiscal 2014, and 11 percent higher than the $556.4 million in the first quarter of fiscal 2015 (sequential quarter).
The sale and operations of real estate owned acquired in the settlement of loans resulted in a net loss of $(51,000) in the second quarter of fiscal 2015, compared to a net loss of $(82,000) in the comparable period last year.  Two real estate owned properties were sold in the quarter ended December 31, 2014 compared to four real estate owned properties sold in the same quarter last year.  Four real estate owned properties were acquired in the settlement of loans during the second quarter of fiscal 2015, compared to three real estate owned properties acquired in the settlement of loans in the comparable period last year.  As of December 31, 2014, the real estate owned balance was $3.5 million (six properties), compared to $2.5 million (four properties) at June 30, 2014.
Non-interest expenses increased $1.04 million, or eight percent, to $13.91 million in the second quarter of fiscal 2015 from $12.87 million in the same quarter last year, primarily as a result of the increase in salaries and employee benefits expense.  The increase in salaries and employee benefits expense was primarily related to the increase in mortgage banking loan production resulting in higher variable compensation expense.
The Company’s efficiency ratio improved to 79 percent in the second quarter of fiscal 2015 from 87 percent in the second quarter of fiscal 2014.  The improvement was primarily the result of the increase in non-interest income, partly offset by the increase in non-interest expense.
The Company’s provision for income taxes was $1.72 million for the second quarter of fiscal 2015, an increase of $498,000 or 41 percent, from $1.22 million in the same quarter last year, as a result of the increase in income before taxes.  The effective income tax rate for the quarter ended December 31, 2014 was 42.5 percent as compared to 43.3 percent in the same quarter last year.  The Company believes that the tax provision recorded in the second quarter of fiscal 2015 reflects its current income tax obligations.
The Company repurchased 156,916 shares of its common stock during the quarter ended December 31, 2014 at an average cost of $15.20 per share.  As of December 31, 2014, a total of 69,093 shares or 15 percent of the shares authorized in the October 2014 stock repurchase plan have been purchased, leaving 384,119 shares available for future purchases.  Additionally, the May 2014 stock repurchase plan was completed with the final 87,823 shares purchased during the quarter ended December 31, 2014.
The Bank currently operates 15 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).  Provident Bank Mortgage operates two wholesale loan production offices and 14 retail loan production offices located throughout California.
The Company will host a conference call for institutional investors and bank analysts on Tuesday, January 27, 2015 at 9:00 a.m. (Pacific) to discuss its financial results.  The conference call can be accessed by dialing 1-888-220-8450 and requesting the Provident Financial Holdings Earnings Release Conference Call.  An audio replay of the conference call will be available through Tuesday, February 3, 2015 by dialing 1-800-475-6701 and referencing access code number 351320.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements, as they are subject to risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited  to increased competitive pressures; changes in the interest rate environment; secondary market conditions for loans and our ability to sell loans in the secondary market; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission-which are available on our website at www.myprovident.com and on the SEC’s website at www.sec.gov. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2015 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Craig G. Blunden	Donavon P. Ternes
	Chairman and	President, Chief Operating Officer,
	Chief Executive Officer	and Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Financial Condition (Unaudited –In Thousands, Except Share Information)

	December 31, 2014	September 30, 2014	June 30, 2014
Assets
Cash and cash equivalents	$32,078	$85,138	$118,937
Investment securities – held to maturity (fair value $800; $800 and $800, respectively)	800	800	800
Investment securities - available for sale at fair value	15,377	15,793	16,347
Loans held for investment, net of allowance for loan losses of $8,693; $8,888 and $9,744, respectively	797,783	788,958	772,141
Loans held for sale, at fair value	228,783	180,558	158,883
Accrued interest receivable	2,554	2,667	2,483
Real estate owned, net	3,496	2,707	2,467
FHLB – San Francisco stock	7,056	7,056	7,056
Premises and equipment, net	5,806	5,979	6,369
Prepaid expenses and other assets	18,657	17,198	20,146

Total assets	$1,112,390	$1,106,854	$1,105,629

Liabilities and Stockholders’ Equity
Liabilities:
Non interest-bearing deposits	$55,804	$57,412	$58,654
Interest-bearing deposits	849,708	845,020	839,216
Total deposits	905,512	902,432	897,870

Borrowings	41,400	41,416	41,431
Accounts payable, accrued interest and other liabilities	21,128	18,043	20,466
Total liabilities	968,040	961,891	959,767

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)
	-	-	-
Common stock, $.01 par value (40,000,000 shares authorized; 17,716,365; 17,716,365 and 17,714,365 shares issued, respectively; 8,995,149; 9,152,065 and 9,312,269 shares outstanding, respectively)

	177	177	177
Additional paid-in capital	87,153	86,759	88,259
Retained earnings	185,148	183,825	182,458
Treasury stock at cost (8,721,216; 8,564,300 and 8,402,096 shares, respectively)
	(128,560)	(126,175)	(125,418)
Accumulated other comprehensive income, net of tax	432	377	386

Total stockholders’ equity	144,350	144,963	145,862

Total liabilities and stockholders’ equity	$1,112,390	$1,106,854	$1,105,629

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations (Unaudited - In Thousands, Except Earnings Per Share)
	Quarter Ended December 31,		Six Months Ended December 31,

	2014	2013	2014	2013
Interest income:
Loans receivable, net	$9,376	$9,085	$18,571	$18,791
Investment securities	72	86	148	178
FHLB – San Francisco stock	132	204	276	412
Interest-earning deposits	76	138	170	248
Total interest income	9,656	9,513	19,165	19,629

Interest expense:
Checking and money market deposits	110	96	214	198
Savings deposits	160	152	317	299
Time deposits	940	1,171	1,916	2,434
Borrowings	336	439	671	1,082
Total interest expense	1,546	1,858	3,118	4,013

Net interest income	8,110	7,655	16,047	15,616
Recovery from the allowance for loan losses	(354)	(898)	(1,172)	(1,840)
Net interest income, after recovery from the allowance for loan losses	8,464	8,553	17,219	17,456

Non-interest income:
Loan servicing and other fees	291	331	559	526
Gain on sale of loans, net	8,042	5,732	15,694	12,486
Deposit account fees	604	619	1,230	1,240
Loss on sale and operations of real estate owned acquired in the settlement of loans	(51)	(82)	(70)	(30)
Card and processing fees	336	317	692	661
Other	275	227	502	444
Total non-interest income	9,497	7,144	18,607	15,327

Non-interest expense:
Salaries and employee benefits	9,950	8,912	19,531	19,364
Premises and occupancy	1,150	1,104	2,498	2,263
Equipment	414	474	886	954
Professional expenses	493	507	957	931
Sales and marketing expenses	399	391	730	806
Deposit insurance and regulatory assessments	238	229	511	443
Other	1,268	1,254	2,538	2,640
Total non-interest expense	13,912	12,871	27,651	27,401

Income before taxes	4,049	2,826	8,175	5,382
Provision for income taxes	1,721	1,223	3,457	2,266
Net income	$2,328	$1,603	$4,718	$3,116

Basic earnings per share	$0.26	$0.16	$0.51	$0.31
Diluted earnings per share	$0.25	$0.16	$0.50	$0.30
Cash dividends per share	$0.11	$0.10	$0.22	$0.20

PROVIDENT FINANCIAL HOLDINGS, INC. Condensed Consolidated Statements of Operations – Sequential Quarter (Unaudited – In Thousands, Except Share Information)
	Quarter Ended
	December 31,	September 30,
	2014	2014
Interest income:
Loans receivable, net	$9,376	$9,195
Investment securities	72	76
FHLB – San Francisco stock	132	144
Interest-earning deposits	76	94
Total interest income	9,656	9,509

Interest expense:
Checking and money market deposits	110	104
Savings deposits	160	157
Time deposits	940	976
Borrowings	336	335
Total interest expense	1,546	1,572

Net interest income	8,110	7,937
Recovery from the allowance for loan losses	(354)	(818)
Net interest income, after recovery from the allowance for loan losses	8,464	8,755

Non-interest income:
Loan servicing and other fees	291	268
Gain on sale of loans, net	8,042	7,652
Deposit account fees	604	626
Loss on sale and operations of real estate owned acquired in the settlement of loans, net	(51)	(19)
Card and processing fees	336	356
Other	275	227
Total non-interest income	9,497	9,110

Non-interest expense:
Salaries and employee benefits	9,950	9,581
Premises and occupancy	1,150	1,348
Equipment	414	472
Professional expenses	493	464
Sales and marketing expenses	399	331
Deposit insurance premiums and regulatory assessments	238	273
Other	1,268	1,270
Total non-interest expense	13,912	13,739

Income before taxes	4,049	4,126
Provision for income taxes	1,721	1,736
Net income	$2,328	$2,390

Basic earnings per share	$0.26	$0.26
Diluted earnings per share	$0.25	$0.25
Cash dividends per share	$0.11	$0.11

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands, Except Share Information )

	Quarter Ended December 31,		Six Months Ended December 31,
	2014	2013	2014	2013
SELECTED FINANCIAL RATIOS:
Return on average assets	0.84%	0.56%	0.85%	0.54%
Return on average stockholders’ equity	6.42%	4.13%	6.50%	3.97%
Stockholders’ equity to total assets	12.98%	13.44%	12.98%	13.44%
Net interest spread	2.94%	2.66%	2.92%	2.68%
Net interest margin	3.01%	2.74%	2.99%	2.78%
Efficiency ratio	79.01%	86.97%	79.79%	88.55%
Average interest-earning assets to average
interest-bearing liabilities	113.43%	113.85%	113.44%	113.74%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.26	$0.16	$0.51	$0.31
Diluted earnings per share	$0.25	$0.16	$0.50	$0.30
Book value per share	$16.05	$15.47	$16.05	$15.47
Shares used for basic EPS computation	9,120,326	10,078,510	9,186,847	10,191,901
Shares used for diluted EPS computation	9,237,941	10,271,484	9,353,217	10,398,392
Total shares issued and outstanding	8,995,149	9,851,765	8,995,149	9,851,765

LOANS ORIGINATED AND PURCHASED FOR SALE:
Retail originations	$259,140	$229,181	$510,471	$556,929
Wholesale originations and purchases	306,517	223,800	568,956	579,755
Total loans originated and purchased for sale	$565,657	$452,981	$1,079,427	$1,136,684

LOANS SOLD:
Servicing released	$512,728	$495,968	$1,001,469	$1,188,345
Servicing retained	7,144	4,855	8,828	5,495
Total loans sold	$519,872	$500,823	$1,010,297	$1,193,840

	As of	As of	As of	As of	As of
	12/31/14	09/30/14	06/30/14	03/31/14	12/31/13
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$711	$712	$904	$1,068	$1,202
Allowance for loan losses	$8,693	$8,888	$9,744	$10,024	$11,041
Non-performing loans to loans held for investment, net	1.40%	1.62%	2.06%	2.18%	2.27%
Non-performing assets to total assets	1.32%	1.40%	1.66%	1.71%	1.80%
Allowance for loan losses to gross non- performing loans	73.88%	66.62%	55.73%	55.55%	57.17%
Allowance for loan losses to gross loans held
for investment	1.08%	1.11%	1.25%	1.29%	1.44%
Net (recoveries) charge-offs to average loans receivable (annualized)	(0.07)%	0.02%	(0.19)%	0.08%	0.08%
Non-performing loans	$11,151	$12,791	$15,936	$16,807	$17,143
Loans 30 to 89 days delinquent	$291	$581	$322	$1,036	$-

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)

	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended	Quarter Ended
	12/31/14	09/30/14	06/30/14	03/31/14	12/31/13
Recovery from the recourse reserve	$(1)	$(199)	$(86)	$(127)	$(70)
Recovery from the allowance for loan losses	$(354)	$(818)	$(691)	$(849)	$(898)
Net (recoveries) charge-offs	$(159)	$38	$(411)	$168	$166

	As of	As of	As of	As of	As of
	12/31/14	09/30/14	06/30/14	03/31/14	12/31/13
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	10.70%	10.50%	12.53%	12.80%	12.56%
Tier 1 risk-based capital ratio	15.15%	15.28%	18.72%	19.96%	19.80%
Total risk-based capital ratio	16.26%	16.47%	19.98%	21.22%	21.06%

	As of December 31,
	2014		2013
INVESTMENT SECURITIES:	Balance	Rate(1)	Balance	Rate(1)
Held to maturity:
Certificates of deposit	$800	0.50%	$-	-%
Total investment securities held to maturity	$800	0.50%	$-	-%

Available for sale (at fair value):
U.S. government agency MBS	$8,491	1.63%	$9,808	1.68%
U.S. government sponsored enterprise MBS	5,837	2.35	7,003	2.40
Private issue collateralized mortgage obligations	799	2.40	925	2.41
Common stock – community development financial institution	250	-	-	-
Total investment securities available for sale	$15,377	1.91%	$17,736	2.00%

Total investment securities	$16,177	1.84%	$17,736	2.00%

LOANS HELD FOR INVESTMENT:
Single-family (1 to 4 units)	$377,262	3.26%	$382,762	3.24%
Multi-family (5 or more units)	322,302	4.56	285,530	5.00
Commercial real estate	100,859	5.44	95,390	6.08
Construction	4,378	5.28	1,792	5.83
Commercial business	859	6.27	1,322	6.78
Consumer	265	10.13	326	9.48
Total loans held for investment	805,925	4.07%	767,122	4.26%

Undisbursed loan funds	(2,281)		(1,611)
Deferred loan costs, net	2,832		2,336
Allowance for loan losses	(8,693)		(11,041)
Total loans held for investment, net	$797,783		$756,806
Purchased loans serviced by others included above	$5,461	4.82%	$12,685	4.39%

(1) The interest rate described in the rate column is the weighted-average interest rate or yield of all instruments, which are included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)

	As of December 31,
	2014		2013
	Balance	Rate(1)	Balance	Rate(1)

DEPOSITS:
Checking accounts – non interest-bearing	$55,804	-%	$55,126	-%
Checking accounts – interest-bearing	217,318	0.15	206,503	0.14
Savings accounts	244,925	0.26	239,407	0.25
Money market accounts	29,463	0.34	25,450	0.33
Time deposits	358,002	1.04	387,270	1.15
Total deposits .	$905,512	0.53%	$913,756	0.60%

BORROWINGS:
Overnight	$-	-%	$-	-%
Three months or less	-	-	-	-
Over three to six months	-	-	10,000	2.93
Over six months to one year	-	-	-	-
Over one year to two years	-	-	-	-
Over two years to three years	70	6.49	-	-
Over three years to four years	10,000	3.01	91	6.49
Over four years to five years	10,000	1.53	10,000	3.01
Over five years	21,330	4.01	31,371	3.22
Total borrowings	$41,400	3.17%	$51,462	3.13%

(1)	The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.

	Quarter Ended		Quarter Ended
SELECTED AVERAGE BALANCE	December 31, 2014		December 31, 2013
SHEETS:	Balance	Rate(1)	Balance	Rate(1)

Loans receivable, net (2)	$934,214	4.01%	$861,635	4.22%
Investment securities	16,348	1.76%	18,162	1.89%
FHLB – San Francisco stock	7,056	7.48%	12,080	6.76%
Interest-earning deposits	119,493	0.25%	224,949	0.25%
Total interest-earning assets	$1,077,111	3.59%	$1,116,826	3.41%
Total assets	$1,112,602		$1,153,632

Deposits	$908,145	0.53%	$925,215	0.61%
Borrowings	41,406	3.22%	55,760	3.12%
Total interest-bearing liabilities	$949,551	0.65%	$980,975	0.75%
Total stockholders’ equity	$145,053		$155,324

(1)	The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2)	Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Financial Highlights (Unaudited - Dollars in Thousands)

	Six Months Ended		Six Months Ended
SELECTED AVERAGE BALANCE	December 31, 2014		December 31, 2013
SHEETS:	Balance	Rate(1)	Balance	Rate(1)

Loans receivable, net (2)	$917,008	4.05%	$893,335	4.21%
Investment securities	16,679	1.77%	18,625	1.91%
FHLB – San Francisco stock	7,056	7.82%	13,185	6.25%
Interest-earning deposits	133,612	0.25%	198,724	0.25%
Total interest-earning assets	$1,074,355	3.57%	$1,123,869	3.49%
Total assets	$1,109,540		$1,160,986

Deposits	$905,648	0.54%	$922,039	0.63%
Borrowings	41,413	3.21%	66,094	3.25%
Total interest-bearing liabilities	$947,061	0.65%	$988,133	0.81%
Total stockholders’ equity	$145,107		$156,791

(1)	The interest rate described in the rate column is the weighted-average interest rate or yield/cost of all instruments, which are included in the balance of the respective line item.
(2)	Includes loans held for investment and loans held for sale at fair value, net of the allowance for loan losses.

PROVIDENT FINANCIAL HOLDINGS, INC. Asset Quality (1) (Unaudited – Dollars in Thousands)
	As of	As of	As of	As of	As of
	12/31/14	09/30/14	06/30/14	03/31/14	12/31/13
Loans on non-accrual status (excluding restructured loans):
Mortgage loans:
Single-family	$4,561	$5,163	$7,442	$7,664	$8,689
Multi-family	589	745	1,333	926	1,077
Commercial real estate	728	1,521	1,552	2,757	1,929
Commercial business loans	-	-	-	5	13
Total	5,878	7,429	10,327	11,352	11,708

Accruing loans past due 90 days or more:	-	-	-	-	-
Total	-	-	-	-	-

Restructured loans on non-accrual status:
Mortgage loans:
Single-family	2,792	2,861	2,957	2,304	2,419
Multi-family	1,591	1,620	1,760	2,247	2,099
Commercial real estate	792	796	800	805	810
Commercial business loans	98	85	92	99	107
Total	5,273	5,362	5,609	5,455	5,435

Total non-performing loans	11,151	12,791	15,936	16,807	17,143

Real estate owned, net	3,496	2,707	2,467	2,406	3,291
Total non-performing assets	$14,647	$15,498	$18,403	$19,213	$20,434

Restructured loans on accrual status:
Mortgage loans:
Single-family	$687	$687	$343	$1,630	$384
Total	$687	$687	$343	$1,630	$384

(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.